Exhibit 99.1

WageWorks Reports First Quarter 2017 Financial Results

  Total revenue in the first quarter 2017 of $125.0 million, a 44 percent increase year-over-year
  First quarter 2017 GAAP net income of $11.1 million or $0.29 per diluted share, a 91% increase year-over-year
  First quarter 2017 non-GAAP net income of $17.6 million or $0.46 per diluted shares, a 48% increase year-over-year
  First quarter 2017 non-GAAP adjusted EBITDA of $36.1 million, a 44 percent increase year-over-year

SAN MATEO, Calif., May 04, 2017 (GLOBE NEWSWIRE) -- WageWorks, Inc. (the “Company”) (NYSE:  WAGE), a leader in administering Consumer-Directed Benefits, today announced the Company's financial results for its first quarter ended March 31, 2017.

“I am pleased with our first quarter results.  We achieved strong financial metrics across the board that all exceeded our guidance.  Our sales pipeline has doubled year over year and our 2017 selling season is off to a terrific start as we continue to see substantial interest in our full suite of Consumer Directed Benefit offerings.  The integration of ADP’s CHSA and COBRA businesses is progressing ahead of schedule, we continue to expand our reach in the commuter space, and we are seeing increased activity from our many revenue generating channel partners and carrier relationships” said Joe Jackson, Chairman and Chief Executive Officer of WageWorks.

For the first quarter, WageWorks reported total revenue of $125.0 million, compared to $87.0 million for the first quarter of 2016, an increase of 44 percent. Healthcare revenue was $74.0 million, compared to $50.4 million for the first quarter of 2016, an increase of 47 percent. Commuter revenue was $18.4 million, compared to $17.4 million for the first quarter of 2016, an increase of 6 percent. COBRA revenue was $28.3 million, compared to $15.4 million for the first quarter of 2016, an increase of 84 percent. Other revenue was $4.4 million, compared to $3.9 million for the first quarter of 2016.

GAAP operating income was $15.6 million for the first quarter of 2017, compared to GAAP operating income of $9.9 million for the first quarter of 2016. On a non-GAAP basis, first quarter of 2017 operating income was $30.8 million, compared to non-GAAP operating income of $20.2 million for the first quarter of 2016.

GAAP net income was $11.1 million, or $0.29 per diluted share, for the first quarter of 2017, compared to GAAP net income of $5.8 million, or $0.16 per diluted share, for the first quarter of 2016.

On a non-GAAP basis, first quarter of 2017 net income was $17.6 million, or $0.46 per diluted share, compared to non-GAAP net income of $11.9 million, or $0.33 per diluted share, for the first quarter of 2016. Non-GAAP net income for the first quarter of 2017 and 2016 excludes expenses related to stock-based compensation, amortization of acquired intangibles, employee termination and other charges, and the related tax impact of these items.

Non-GAAP adjusted EBITDA was $36.1 million for the first quarter of 2017, an increase of 44 percent as compared to non-GAAP adjusted EBITDA of $25.1 million for the first quarter of 2016.

The reconciliation of the non-GAAP measures to the comparable GAAP measures for the first quarter 2017 and 2016 is detailed in the tables provided in this press release.

As of March 31, 2017, WageWorks had cash and cash equivalents totaling $609.4 million. This compares to cash and cash equivalents totaling $678.3 million as of December 31, 2016.

The Company's Conference Call Information

WageWorks will host a conference call today, May 4, 2017, at 5:00 p.m. ET to discuss the Company’s first quarter ended March 31, 2017 financial results and business outlook.

The live webcast of the conference call can be accessed under “Investor Relations” section of the Company’s website at www.wageworks.com.  Those wishing to participate in the live call should dial (844) 778-4142 (toll-free) or (661) 378-9625, and enter pass code 4634050.  Following the call, an archived webcast will be available in the “Investor Relations” section of the Company’s website at www.wageworks.com.  A telephone replay will be available for one week at (855) 859-2056 (toll-free) or (404) 537-3406 using the pass code 4634050.

Non-GAAP Financial Information

To supplement the Company’s financial statements presented on a GAAP basis, the Company provides non-GAAP financial measure of net income, operating income, adjusted EBITDA and diluted earnings per share. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on what management believes to be its ongoing business operations, the Company believes that the additional information enhances investors’ overall understanding of the Company’s business. The Company’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that includes stock-based compensation, amortization of acquired intangibles, employee termination and other charges, and the related tax impact of all of these items on the provision for income taxes, and the non-GAAP measures that exclude such information in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods. The Company’s management does not itself, nor does it suggest that investors should consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Whenever the Company uses such a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above. Investors are also encouraged to review the Company’s GAAP financial statements as reported in its SEC filings.

Forward-Looking Statements

Statements in this press release and certain matters to be discussed on the first quarter conference call regarding WageWorks, Inc., which are not historical facts, are “forward- looking statements” within the meaning the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as believe, expect, will, provide, should and the negative of these terms or other similar expressions. These statements, including statements relating to our acquisition of new employer clients, the expected benefits of our acquisitions, channel partnerships, and carrier relationships, the demand for our consumer-directed benefits solutions, market trends for the industries in which we compete, the expected benefits of our investments and the potential impact on our future operating results and are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially from those we anticipate as a result of various factors, including the continued availability of tax-advantaged consumer-directed benefits, our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, our ability to acquire and retain new employer clients, and our ability to identify and execute on channel partner, carrier, and exchange opportunities. For a discussion of these and other related risks, please refer to “Risk Factors” in our most recent report on Form 10-K, which is available on the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made and we disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

About WageWorks

WageWorks (NYSE: WAGE) is a leader in administering Consumer-Directed Benefits (CDBs). WageWorks is solely dedicated to administering CDBs, including pre-tax spending accounts, such as Health Savings Accounts (HSAs), health and dependent care Flexible Spending Accounts (FSAs), Health Reimbursement Arrangements (HRAs), as well as Commuter Benefit Services, including transit and parking programs, wellness programs, COBRA, and other employee benefits. WageWorks makes it easier to understand and take advantage of Consumer-Directed Benefits for more than 100,000 employers and approximately 6.5 million people. WageWorks is headquartered in San Mateo, California, with offices in major locations throughout the United States. For more information, visit www.wageworks.com.

WAGEWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2017	2016

	(unaudited)
	(in thousands, except per share amount)
Revenues:
Healthcare	$73,996	$50,370
Commuter	18,352	17,376
COBRA	28,297	15,406
Other	4,362	3,850
Total revenues	125,007	87,002
Operating expenses:
Cost of revenues (excluding amortization of internal use software)	47,204	31,260
Technology and development	15,339	9,831
Sales and marketing	16,061	13,920
General and administrative	20,565	14,615
Amortization and change in contingent consideration	9,533	7,445
Employee termination and other charges	731	—
Total operating expenses	109,433	77,071
Income from operations	15,574	9,931
Other income (expenses):
Interest income	67	86
Interest expense	(1,365)	(405)
Other income (expense)	(216)	(4)
Income before income taxes	14,060	9,608
Income tax provision	(2,962)	(3,812)
Net income	$11,098	$5,796

Basic net income per share	$0.30	$0.16
Diluted net income per share	$0.29	$0.16

Shares used in basic net income per share calculations	37,025	35,916
Shares used in diluted net income per share calculations	38,441	36,529

STOCK-BASED COMPENSATION EXPENSE
Total stock-based compensation expense included in the Condensed Consolidated Statements of Income is as follows:

	Three Months Ended March 31,
	2017	2016

	(unaudited)
	(in thousands)

Cost of revenues	$1,723	$1,150
Technology and development	618	485
Sales and marketing	774	707
General and administrative	4,854	3,649
Total	$7,969	$5,991

WAGEWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(unaudited)
	(in thousands, except per share amount)
ASSETS
Current assets:
Cash and cash equivalents	$609,416	$678,300
Restricted cash	332	332
Accounts receivable, net	135,459	92,888
Prepaid expenses and other current assets	16,721	19,422
Total current assets	761,928	790,942
Property and equipment, net	57,258	56,902
Goodwill	297,409	297,409
Acquired intangible assets, net	167,725	176,489
Deferred tax assets	16,539	16,309
Other assets	4,942	5,300
Total assets	$1,305,801	$1,343,351
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$95,593	$72,966
Customer obligations	525,040	603,842
Other current liabilities	196	467
Total current liabilities	620,829	677,275
Long-term debt	246,395	248,848
Other non-current liabilities	10,916	9,131
Total liabilities	878,140	935,254
Stockholders' Equity:
Common stock, par value $0.001 per share (authorized 1,000,000 shares; 37,477 shares issued and 37,132 shares outstanding at March 31, 2017 and 37,247 shares issued and 36,902 shares outstanding at December 31, 2016)	38	37
Additional paid-in capital	411,696	403,459
Treasury stock at cost (345 shares at March 31, 2017 and December 31, 2016)	(14,374)	(14,374)
Retained earnings	30,301	18,975
Total stockholders’ equity	427,661	408,097
Total liabilities and stockholders’ equity	$1,305,801	$1,343,351

WAGEWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2017	2016

	(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$11,098	$5,796
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,491	1,778
Amortization and change in contingent consideration	9,533	7,348
Stock-based compensation expense	7,969	5,991
Loss on disposal of fixed assets	72	20
Provision for doubtful accounts	2,395	801
Excess tax benefit related to stock-based compensation arrangements	—	(3,812)
Changes in operating assets and liabilities:
Accounts receivable	(44,966)	(18,113)
Prepaid expenses and other current assets	5,360	(1,296)
Other assets	358	105
Accounts payable and accrued expenses (1)	22,366	5,346
Customer obligations	(78,802)	73,793
Other liabilities	1,559	1,283
Net cash (used in) provided by operating activities	(60,567)	79,040
Cash flows from investing activities:
Purchases of property and equipment	(5,576)	(3,333)
Cash paid for acquisition of intangible assets	(397)	(7,629)
Net cash used in investing activities	(5,973)	(10,962)
Cash flows from financing activities:
Proceeds from exercise of common stock options	4,071	4,697
Proceeds from issuance of common stock under Employee Stock Purchase Plan	769	511
Payment of debt	(2,500)	—
Payment of contingent consideration	—	(653)
Payment for treasury stock acquired	—	(9,371)
Taxes paid related to net share settlement of stock-based compensation arrangements (1)	(4,684)	(5,551)
Excess tax benefit related to stock-based compensation arrangements	—	3,812
Net cash used in financing activities	(2,344)	(6,555)
Net (decrease) increase in cash and cash equivalents	(68,884)	61,523
Cash and cash equivalents at beginning of period	678,300	500,918
Cash and cash equivalents at end of period	$609,416	$562,441

(1) Reclassification for the three months ended March 31, 2016, due to the adoption of ASU 2016-09 during the period ended March 31, 2017.

GAAP to Non-GAAP Reconciliations
(In millions, except per share data)
(unaudited)
The following tables detail the reconciliation of GAAP financial measures to non-GAAP financial measures included in this release:

Operating income:
	Three Months Ended March 31,
	2017	2016
GAAP income from operations	$15.6	$9.9
Stock-based compensation expense	8.0	6.0
Amortization of acquired intangibles	6.5	4.3
Employee termination and other charges	0.7	—
Non-GAAP income from operations	$30.8	$20.2
Non-GAAP income from operations as a percentage of total revenue	24.6%	23.2%

Net income:
	Three Months Ended March 31,
	2017	2016
GAAP net income	$11.1	$5.8
Stock-based compensation expense	8.0	6.0
Amortization of acquired intangibles	6.5	4.3
Employee termination and other charges	0.7	—
Tax effect of above adjustments *	(8.7)	(4.2)
Non-GAAP net income	$17.6	$11.9
Weighted-average shares outstanding used in computing GAAP and Non- GAAP per share amounts (diluted)	38.4	36.5
Non-GAAP diluted net income per share	$0.46	$0.33
* Tax effect adjustment assumes a 40% tax rate

Reconciliation of GAAP net income to Non-GAAP Adjusted EBITDA:
	Three Months Ended March 31,
	2017	2016
GAAP net income	$11.1	$5.8
Interest income	(0.1)	(0.1)
Interest expense	1.4	0.4
Income tax provision	3.0	3.8
Depreciation	2.5	1.8
Amortization and change in contingent consideration	9.5	7.4
Stock-based compensation expense	8.0	6.0
Employee termination and other charges	0.7	—
Adjusted EBITDA	$36.1	$25.1

Investor Contact:
Staci Mortenson
ICR
203-682-8273
Staci.mortenson@icrinc.com

Media Contact:
Elizabeth Anderson
WageWorks, Inc.
972-984-0800
Elizabeth.anderson@wageworks.com